Exhibit 99.1

TEN DIRECTORS SLATED FOR GRAINGER'S BOARD TO BE VOTED ON AT THE COMPANY'S ANNUAL MEETING ON APRIL 27, 2016

CHICAGO, February 17, 2016 - The Board of Directors of W.W. Grainger, Inc. (NYSE: GWW) today selected a slate of nominees to serve for the 2016 - 2017 period. The ten candidates, all current board members, to be voted on at the 2016 annual meeting of shareholders are:

Rodney C. Adkins
Brian P. Anderson
V. Ann Hailey
Stuart L. Levenick
Neil S. Novich
Michael J. Roberts
Gary L. Rogers
James T. Ryan
E. Scott Santi
James D. Slavik

William K. Hall will not stand for re-election in accordance with the Company's Criteria for Membership on the Board of Directors, which provide that an outside director generally will not be nominated after the age of 72. Mr. Hall has been a board member of Grainger since 2005 and served as a member of the Board Affairs and Nominating Committee and the Audit Committee.

Grainger Chairman, President and Chief Executive Officer Jim Ryan said, “On behalf of the Board of Directors, I would like to thank Bill Hall for his strategic insight, innovative thinking and valuable contributions to Grainger over the past 10 years.”

About Grainger
W.W. Grainger, Inc. with 2015 sales of $10 billion, is North America's leading broad line supplier of maintenance, repair and operating products, with operations also in Europe, Asia and Latin America.

Contacts:

Media:	Investors:
Joseph Micucci	Laura Brown
Director, Media Relations	SVP, Communications & Investor Relations
O: 847-535-0879	O: 847-535-0409
M: 847-830-5328	M: 847-804-1383

Grainger Media Relations Hotline	William Chapman
847-535-5678	Sr. Director, Investor Relations
O: 847-535-0881
M: 847-456-8647

Michael Ferreter
Financial Communications Manager
O: 847-535-1439
M: 847-271-6357